Exhibit 23-A



We consent to the incorporation by reference in Registration Statement No. 33-46071 of Otter Tail Power Company on Form S-3 of our report dated January 30, 1995 incorporated by reference in this Annual Report on Form 10-K of Otter Tail Power Company for the year ended December 31, 1994.

DELOITTE & TOUCHE LLP


Deloitte & Touche LLP
Minneapolis, Minnesota
March 27, 1995